Exhibit 10.1

MEMORANDUM

To:	Mr. John Oliver
From:	Kenneth T. Neilson
Date:	September 3, 2003
Subject:	Special Severance Protection

The Board is aware and appreciates the contributions you have made to the Company in the performance of your responsibilities. In recognition of your contributions and to ease any concerns you may have while rumors are circulating, the Board has approved an increased severance payment to one year’s salary should your position be eliminated after a change in control.

Please do not construe this increased protection as indicating confirmation that any of the circulating rumors are true. We only want you to know that your efforts are appreciated.

________________________________

Kenneth T. Neilson